EXHIBIT 99


                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS
Contact:   John E. Anderson
           Chief Executive Officer                   904/396-5733, Ext. 101



PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2007

Jacksonville, Florida; May 1, 2007 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported net income for the second quarter of fiscal 2007 was $2,597,000 or $0.83 per diluted share, an increase of $892,000 or 52.3% compared to $1,705,000 or $0.56 per diluted share for the same period last year. Net income for the first six months of fiscal 2007 was $4,757,000 or $1.53 per diluted share, an increase of $1,154,000 or 32.0% compared to $3,603,000 or $1.17 per diluted share for the same period last year.

The Company's results for the first two quarters of fiscal 2007 were assisted by lower expense for transportation insurance reserves and losses of $853,000 for the second quarter ($520,000 net of income taxes) and $1,210,000 for the first six months ($738,000 net of income taxes). This is a result of continued trends in recent years of safe operation, lack of severe accidents, and favorable development of prior year claims.

Second Quarter Operating Results. For the second quarter of fiscal 2007, consolidated revenues were $38,156,000, an increase of $2,595,000 or 7.3% over the same quarter last year.

Transportation segment revenues were $32,588,000 in the second quarter of 2007 an increase of $2,243,000 over the same quarter last year. Excluding fuel surcharges, revenue per mile increased only 1.1% over the same quarter last year primarily reflecting a trend in the Company's flatbed operation of decreasing freight demand and corresponding pricing softness from the housing downturn and attendant lower demand for construction materials. Revenue miles in the current quarter were up 7.2% compared to the second quarter of 2006 primarily from improved driver manning and higher tractor count.

Real Estate segment revenues for the second quarter of fiscal 2007 were $5,568,000, an increase of $352,000 or 6.7% over the same quarter last year. Lease revenue from developed properties increased $474,000 or 13.3%, due to an increase in occupied square footage, higher rental rates on new leases, and $213,000 for common area charges for snow removal and repairs. Royalties from mining operations decreased $122,000 or 7.4% due to lower tons mined.

Consolidated gross profit was $8,423,000 in the second quarter of fiscal 2007 compared to $6,837,000 in the same period last year, an increase of 23.2%. Gross profit in the transportation segment increased $1,467,000 or 35.7% due to lower insurance reserves and loss expense as discussed above combined with higher mileages. Gross profit in the real estate segment increased $119,000 or 4.4% from the second quarter 2006, due to the increased revenues partially offset by costs associated with increased square footage leased and increased staffing to facilitate portfolio expansion.

Selling, general and administrative expenses increased $91,000 over the same quarter last year. The increase was primarily due to $114,000 increased stock compensation expense as required by SFAS 123R. SG&A expense was 8.4% of revenue for the second quarter of fiscal 2007 compared to 8.8% for the same period last year.

                                 Continued

1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Six  Months Operating Results. For the first six months of fiscal 2007, consolidated revenues were $75,280,000, an increase of $4,296,000 or 6.1% over the same period last year.

Transportation segment revenues were $64,312,000 in the first six months of 2007, an increase of $3,667,000 over the same period last year. Excluding fuel surcharges, revenue per mile increased only 1.1% reflecting a developing trend of decreasing freight demand and pricing softness from the downturn in housing and attendant lower demand for construction materials. Revenue miles in the first six months were up 7.1% compared to the same period in 2006 primarily from improved driver manning and higher tractor count.

Real Estate segment revenues for the first six months of fiscal 2007 were $10,968,000, an increase of $629,000 or 6.1% over the same period last year. Lease revenue from developed properties increased $728,000 or 10.2%, due to an increase in occupied square footage and higher rental rates on new leases. Royalties from mining operations decreased $99,000 or 3.1% due to lower tons mined.

Consolidated gross profit was $15,882,000 in the first six months of fiscal 2007 compared to $13,619,000 in the same period last year, an increase of 16.6%. Gross profit in the transportation segment increased $1,886,000 or 22.8%, due to lower insurance reserves and loss expense as discussed above combined with higher mileages. Gross profit in the real estate segment increased $377,000 or 7.1% over the same period last year, due to the increased revenues partially offset by costs associated with increased square footage leased and increased staffing to facilitate continuing portfolio expansion.

Selling, general and administrative expenses increased $340,000 over the same period last year. The increase was primarily due to $177,000 from stock compensation expense as required by SFAS 123R. SG&A expense was 8.3% of revenue for the first six months of fiscal 2007 compared to 8.3% for the same period last year.

Summary and Outlook. The flatbed portion of the transportation segment faces negative industry trends and significant profitability challenges due to poor freight demand, utilization disruption and pricing softness resulting from the housing downturn, which may continue throughout calendar  2007.  The  Company's real estate  development  business  has benefited from active inquiry from prospective tenants for its warehouse-office product and corresponding favorable occupancy rates. The Company also continues to explore opportunities for development of various properties owned by the Company. The Company expects to continue expanding its portfolio of warehouse-office products.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities;
ability to obtain zoning and entitlements necessary for property development; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction materials. The Company's real estate group, comprised of FRP Development Corp. and Florida Rock Properties, Inc., acquires, constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.

                               Continued

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                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)

                                  Three Months          Six Months
                                      Ended                Ended
                                     March 31             March 31
                                     --------             --------
                                 2007      2006       2007      2006
                                 ----      ----       ----      ----

Revenues                       $ 38,156   35,561     $ 75,280   70,984
Gross profit                   $  8,423    6,837     $ 15,882   13,619
Income before income taxes     $  4,261    2,750     $  7,803    5,811
Net income                     $  2,597    1,705     $  4,757    3,603
Earnings per common share:
                  Basic            $.86      .57        $1.58     1.21
                  Diluted          $.83      .56        $1.53     1.17
Weighted average common shares
  outstanding:
   Basic                          3,017    2,972        3,007    2,969
   Diluted                        3,125    3,070        3,117    3,069



               PATRIOT TRANSPORTATION HOLDING, INC.
               Condensed Balance Sheets (unaudited)
                      (Amounts in thousands)
                                          March 31      September 30
                                            2007           2006
                                         ----------     ------------

Cash and cash equivalents                 $    358      $        154
Accounts receivable, net                    12,157            11,761
Other current assets                         5,933             5,497
Property, plant and equipment, net         191,741           192,073
Investment in Brooksville Joint Venture      5,663                 0
Other non-current assets                     9,848             9,730
                                          --------      ------------
              Total Assets                $225,700      $    219,215
                                          ========      ============

Current liabilities                       $ 15,894      $     18,192
Long-term debt (excluding
 current maturities)                        62,472            60,548
Deferred income taxes                       15,212            14,968
Other non-current liabilities                7,247             7,455
Shareholders' equity                       124,875           118,052
                                         ---------      ------------
  Total  Liabilities and
   Shareholders' Equity                  $ 225,700      $    219,215
                                         =========      ============



                               Continued

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                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate, each of which is managed separately along product lines. All of the Company's operations are located in the Southeastern and Mid-Atlantic states. Operating results for the Company's business segments are as follows:

                               Three Months Ended   Six Months Ended
                                     March 31           March 31
                                     --------           --------
                                2007      2006      2007         2006
                                ----      ----      ----         ----

Transportation Revenues       $ 32,588    30,345   $ 64,312     60,645
Real Estate Revenues             5,568     5,216     10,968     10,339
                               -------    ------    -------     ------

Total Revenues                $ 38,156    35,561   $ 75,280     70,984
                              ========    ======   ========     ======

Transportation Operating
   Profit                     $  3,440     1,920   $  5,852      3,891
Real Estate Operating Profit     2,845     2,726      5,709      5,332
Corporate Expenses              (1,067)     (923)    (1,942)    (1,527)
                               --------    ------   --------   --------

Total Operating Profit        $  5,218     3,723   $  9,619      7,696


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